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                CV THERAPEUTICS ANNOUNCES OFFERING OF CONVERTIBLE
                               SUBORDINATED NOTES

         PALO ALTO, CA (March 2, 2000) - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has entered into a purchase agreement providing for the sale to certain initial purchasers of $175.0 million aggregate principal amount of convertible subordinated notes ($201.3 million if the over-allotment option is exercised in full).

         The offering of the notes, which was made to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, is expected to close on March 7, 2000. The notes will be convertible into shares of CV Therapeutics' common stock and will have a seven-year term.

         Interest on the notes will accrue at a rate of 4.75% per year, subject to adjustment in certain circumstances. The notes will mature on March 7, 2007 and will be convertible into shares of CV Therapeutics' common stock at a conversion price of $63.84 per share, subject to adjustment in certain circumstances.

           The net proceeds of the offering will be used by CV Therapeutics to fund clinical trials, preclinical studies, research and development activities, working capital and general corporate purposes. The offering is subject to certain closing conditions.

         The notes offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

         In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, uncertainties related to the offering of the notes and the application of proceeds from the offering. Actual results could differ materially.

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